EXHIBIT 23.11

HJF Financial Inc.

Business Valuations, Litigation Support Services
Educational Services and Independent Research

Tel:          (416) 928-2740                                                                                                                     246 Cottingham Street
Fax:         (416) 928-9523                                                                                                                     Toronto
Cellular:  (416) 457-4967                                                                                                                     Ontario
Email:      harryfigov@sympatico.ca                                                                                                   M4V 1C6

September 2, 2009

The Independent Committee
The Board of Directors
Consolidated Mercantile Incorporated
106 Avenue Road
Toronto
Ontario
M5H 2H3

To the Independent Committee of the Board of Directors of Consolidated Mercantile Inc.:

Update as at August 31, 2009 of the Comprehensive Valuation of the Shares of Consolidated Mercantile Incorporated as at December 31, 2008

INTRODUCTION

We are updating our valuation report (“Update”) dated January 16, 2009 (“January Report”), where we provided you with our calculation of the fair market value (“FMV”) of all the issued and outstanding common shares of Consolidated Mercantile Incorporated (the “Company” or “CMI”) at December 31, 2008 (the “Original Valuation Date”).

The fair market value of all the issued and outstanding common shares of CMI at December 31, 2008 in the January Report was in the range of SEVENTEEN MILLION THREE HUNDRED AND FIFTY EIGHT THOUSAND TWO HUNDRED AND EIGHTY ONE dollars Canadian ($17,358,281) or THREE DOLLARS AND FORTY TWO CENTS Canadian ($3.42) per share based on FIVE MILLION AND SEVENTY SIX THOUSAND FOUR HUNDRED AND SEVEN common shares outstanding.

This Update needs to be read in conjunction with the January Report.

The updated valuation date is August 31, 2009 (“Valuation Date”).

We understand that the January Report is now stale-dated and therefore needs to be updated to reflect FMV at August 31, 2009 in order to meet regulatory mailing requirements.

FAIR MARKET VALUE OF CMI AT AUGUST 31, 2009

The fair market value of all the issued and outstanding common shares of CMI at August 31, 2009 is in the range of SIXTEEN MILLION TWO HUNDRED AND EIGHTY SIX THOUSAND FOUR HUNDRED AND ONE dollars Canadian ($16,286,401) or THREE DOLLARS AND TWENTY ONE CENTS Canadian ($3.21) per share based on FIVE MILLION AND SEVENTY SIX THOUSAND FOUR HUNDRED AND SEVEN common shares outstanding as set out in Table # 1.

Table # 1
Fair Market Value of CMI at August 31, 2009
	Column	Table # 3
Common share capital Contributed surplus Retained earnings		Note # 8 Note # 8 Note # 8	$ 2,688,939 59,411 13,538,051
Total common share capital	1		$16,286,401
Number of common shares outstanding	2		5,076,407
Adjusted net book value per share	1 ÷ 2		$3.21

This fair market value is predicated on the redemption of the Class A Preference shares prior to the merger.

INDEPENDENCE OF HJF FINANCIAL INC.

We confirm that we have taken all reasonable steps to ascertain whether or not HJF or any of the valuators assigned to this engagement have any conflicts of interest related to our engagement to prepare this report. Based on our own investigations of relevant facts and considerations, we confirm that we are unaware of any existing, potential or perceived conflicts of interest by HJF or any of the valuators assigned to this engagement and that, to the best of our knowledge and belief, we are independent for purposes of providing a valuation in respect of the Proposed Transaction. We further confirm that:

1.	HJF was initially contacted in connection with this engagement for the January Report on or around mid June 2008;

2.	HJF was contacted in connection with this Update on around June 25, 2009;

3.	The valuator preparing this report for HJF is Harry Figov, BSc, MBA, CA·CBV, CPA, CFA;

4.	HJF has not conducted any prior valuation of CMI;

5.	There are no understandings or agreements between HJF, Genterra and CMI with respect to future business dealings;

6.	HJF has no financial interest in CMI or Genterra, or in the outcome of the Proposed Transaction;

7.	HJF has not and currently does not provide other services to Genterra or CMI;

8.	HJF does not have any contemplated arrangements to provide future services to Genterra or CMI; and

9.	Under the terms of the engagement, the remuneration of HJF does not depend, in whole or in part, on our conclusions or on the success of the Proposed Transaction;

DEFINITION OF FAIR MARKET VALUE

For the purposes of our engagement, fair market value is defined as the highest price obtainable in an open and unrestricted market, between informed and prudent parties, acting at arm’s length and with no compulsion to transact, expressed in terms of money or money’s worth.

If we are asked to consider a different basis of value, our conclusions herein may change.

Fair market value as defined above is different from the price that may be realized between a buyer and a seller of the Company in an open market transaction. This difference may arise from a variety of factors that exist in the real market and do not exist in the notional marketplace contemplated by the aforementioned fair value definition. These factors may include, but are not limited to:

•	Differing negotiating ability of the buyer and seller;
•	The structure and consideration of the purchase price;
•	Differing levels of knowledge between the buyer and the seller;
•	Momentum and public market dynamics; and
•	Benefits relating to buyer-specific synergies and other economic benefits

Given the nature of the engagement, we have not exposed the shares of CMI to the marketplace to determine whether some purchasers, for their own particular reasons, might perceive a value different from that determined by us.

SPECIAL PURCHASERS

FMV generally takes into account the existence of special purchasers who may believe they can enjoy post-acquisition economies of scale, synergies or strategic advantages by combining the acquired businesses with their own and who, therefore, may be willing to pay higher prices. CMI may represent a special interest purchaser of Genterra. However, we have not been informed of any specific economic benefits accruing to CMI through the acquisition of Genterra other than the ability of the post acquisition combined entity to immediately utilize tax loss carry forwards incurred by CMI. The benefit of this tax loss carry forward has been assessed in determining the FMV of CMI.

Until a business is exposed for sale, the existence of special purchasers is speculative at best. Even where special purchasers can be identified, a conclusion that they could be negotiated into a position to pay for potential cost savings or synergies, would be equally speculative. Therefore, we have not specifically quantified and included in our analyses the extent to which such special purchasers, other than CMI, may be willing to pay for post-acquisition economies of scale, synergies, or strategic advantages.

CMI - TRADING PRICES AND VOLUME – FAIR MARKET VALUE VERSUS PRICE

The FMV of CMI is different from the recent stock market trading prices, illustrated in Table # 2 setting out the monthly trading price and trading volume from January 2009 to June 2009 on the Toronto Stock Exchange:

Table # 2
CMI – Monthly Trading Volume – Toronto Stock Exchange
Month	High	Low	Month End Closing	Monthly Volume	Monthly Trading Volume as Percentage of Float Outstanding Shares
	$	$	$	#	%
January 2009	1.50	1.40	1.50	72,000	3.38
February 2009	1.50	1.35	1.49	136,700	6.42
March 2009	2.25	1.42	1.80	253,000	11.88
April 2009	2.65	2.05	2.60	98,300	4.62
May 2009	2.75	2.50	2.50	48,700	2.29
June 2009	2.60	2.25	2.60	28,900	1.36
July 2009	2.65	2.00	2.35	11,600	0.54

We have used 2,129,574 common shares as the float out of a total of 5,076,407 common shares issued and outstanding. This represents the common shares owned by the minority shareholders of CMI.

There are various factors that are present in the public market that can impact the price of public company stock that are not necessarily considered under the definition of FMV noted herein:

•	Differing negotiating ability of the buyer and seller;
•	The structure and consideration of the purchase price;
•	Differing levels of knowledge between the buyer and the seller;
•	Momentum and public market dynamics; and
•	Benefits relating to buyer-specific synergies and other economic benefits

Specifically, this difference may reflect the following factors, among other factors:

•	The share price appears to have increased over the previous six (6) months. This could be due to the public announcement of the merger transaction;

•	CMI has a single majority shareholder and the market price may continue to reflect a discount for minority shareholdings; and

•	Management holding companies may trade at a discount to their net asset value;

In addition, given the low monthly volume of CMI shares that are transacted for, the public market trading price at any one point in time may not be reflective of an open and unrestricted market as is contemplated in the definition of fair market value.

CURRENCY

All currency amounts expressed herein are in Canadian dollars, unless otherwise noted.

SCOPE OF REVIEW

In determining the FMV of all the issued and outstanding shares of CMI, we have reviewed and relied upon the following:

1.	All information as set out in the January Report;

2.	Historical consolidated audited:
▪	Balance Sheet
▪	Statement of Retained Earnings
▪	Statement of Accumulated Other Comprehensive Loss
▪	Statement of Operations and Other Comprehensive Income
▪	Statement of Cash Flows:
▪	Schedule to Financial Statements

of CMI for the fiscal year ended December 31, 2008;

3.	Quarterly consolidated unaudited interim financial statements for the quarters ended March 31, 2009 and June 30, 2009;

4.	CMI Annual Information Form dated March 23, 2009;

5.	Schedules provided by CMI providing details and backup of ‘Cash and Cash Equivalents’ and investments at March 31, 2009, June 30, 2009 and July 31, 2009;
6.	General economic information relating to the economy on or about the Valuation Date;

7.	Historical trading price and trading volume for CMI on the Toronto Stock Exchange from the TMX – Money website for the period January 1, 2009 to July 31, 2009;

8.	Schedule of tax liability to June 30, 2008;

9.	Schedule of tax losses;

10.	Discussions with Mr. Stan Abramowitz, Secretary and Chief Financial Officer of CMI;

Consistent with the terms of our engagement, we have not audited, corroborated or otherwise independently verified any of the information provided by CMI management and CMI upon which our conclusions are based.

We have received an updated letter of representation signed by Mr. Stan Abramowitz, Secretary and Chief Financial Officer of CMI, wherein they have confirmed certain representations made to us, including a general representation that:

1.	They have reviewed this Update Report in draft form and have discussed it with us;

2.	They are satisfied with our explanations and the approach adopted by us as set out herein; and

3.
They have confirmed they have no information or knowledge not disclosed in the report with respect to our calculation of FMV of all the issued and outstanding common shares of CMI, which could reasonably be expected to alter our conclusions herein;

MAJOR ASSUMPTIONS

In determining the comprehensive FMV for all the issued and outstanding shares of CMI we relied upon the following assumptions in addition to the assumptions identified throughout our report:

1.
All historical annual and quarterly financial statements provided to us by CMI management present fairly, in all material respects, the financial position, the operating results and changes in the financial position of CMI for the relevant periods reported on;

2.
At the Valuation Date, CMI had no materially contingent liabilities, environmental issues, unusual contractual obligations, pending or threatened litigation or substantial commitments other than those disclosed in this report;

3.	At the Valuation Date there were no contracts being negotiated that would have a material effect on the future financial position or operating results of CMI other than those disclosed in this report;

4.
There have been no material events or changes that have occurred between the Valuation Date and date of this report in CMI’s financial position and operating results that may effect the calculations and conclusions contained in this report other than those disclosed in this report;

5.
We have not considered the income tax consequences to CMI shareholders with respect to this transaction. Our comprehensive FMV for all the issued and outstanding common shares of CMI is based on the assumption that CMI shareholders would be able to consummate the proposed transaction without adverse income tax consequences;

6.	There has been no material change in the financial condition of CMI between June 30, 2009, the date of the most recent quarterly financial statements, and August 31, 2009, the Valuation Date;

7.
There has been no material change in the value of “Cash and cash equivalents” and “Marketable Securities” between July 31, 2009, the date of the most recent management produced schedules, and August 31, 2009, the Valuation Date;

OVERVIEW OF THE ECONOMY

The U.S. economy is in recession and interest rates have been lowered by the Federal Reserve to almost zero. Interest rates have also been lowered by the Bank of Canada in Canada to historical lows.

Consumers continue to be cautious with their spending, inflation is low and was negative for the month of June. Stocks markets in both Canada and the U.S. have recovered somewhat from their lows in October 2008. The investment climate is likely to continue be difficult for the foreseeable future.

TAX LOSSES

CMI had the following tax loss-carry forwards at December 31, 2008:

Expiration Date	Amount
$
2014 2015 2026	49,064 493,123 584,914
1,127,101

We estimate that CMI will be able to utilize $47,000 a year of the available tax losses as a stand alone company over the next eighteen (18) years, for a total of $846,000 resulting in $281,101 of the available $1,127,101 being lost.

We have been informed by management that all these tax losses can be utilized by the merged company and should be fully used up in the first year of the merger.

VALUATION APPROACHES AND METHODS

Asset Approach

The Asset Approach relies on the principal of substitution and recognizes that a prudent investor would pay no more for an asset than the cost to replace it with an identical or similar unit of equivalent utility.

The Asset Approach includes the adjusted net assets method. Under this method, a valuation analysis is performed for a company’s identified capital, financial, and other assets and the liabilities. The individual values of these assets are then aggregated and the values of the liabilities are deducted to determine the value of the entity.

Approach Selected

We will use the same valuation approach used in the January Report, namely an Adjusted Net Book Value Approach because CMI is a management holding company and the appropriate valuation approach to determine fair market value of CMI is an Asset Approach. The fair market value of CMI is not necessarily related directly to the earnings of the Company, but rather is tied to the fair market value of the assets the Company holds.

Pursuant to the Asset Approach, the book values of CMI have been converted to their respective fair market values. Latent income taxes have been provided for on the actual and accrued gains associated with the assets.

Adjusted Net Book Value Approach

This approach utilizes an adjusted net book value approach where all assets and liabilities are restated to their fair market value as if these assets continue to be in use. This value would represent the highest value of CMI since it does not appear to have any goodwill value in its current state.

The adjusted net book value (or net tangible asset backing) underlying the outstanding equity of  CMI is determined by adjusting shareholder's equity as stated in the financial statements as follows:

•	Add (deduct) the amount by which the greater of the market value or depreciated replacement value of each of the CMI’s tangible asset pools exceeds (is less than) their respective book values;
•	Deduct (add) the amount by which the market value of the CMI’s liabilities exceeds (is less than) their respective book values; and

The asset values in an adjusted net book value calculation are based on a going concern assumption where their values are determined based on their net contribution to the business assuming continued use as opposed to value in exchange. The main difference between value in use and value in exchange in this context is that value in use:

•	Reflects the net cash inflows accruing from asset utilization; and
•	Includes all installation and start-up costs.

In the context of adjusted net book value, value in use is never less than value in exchange.

ADJUSTED NET BOOK VALUE

	Balance Sheet June 30, 2009	Adjustments	Adjusted Net Book Value	Note
ASSETS	$	$	$	#
CURRENT Cash & cash equivalents Short-term investments Accounts receivable Prepaid expenses	14,712,880 2,245,899 10,527 228,979	(69,752) 26,545	14,643,128 2,272,444 10,527 228,979	1 2 3 4
INVESTMENTS TAX LOSS CARRY FORWARD	17,198,285 293,599	(43,207) (19,009) 206,008	17,155,078 274,590 206,008	5 6
	17,491,884	143,792	17,635,676
LIABILITIES
CURRENT Accounts payable & accrued liabilities Income taxes payable	120,593 1,089,843		120,593 1,089,843
	1,210,436		1,210,436
SHAREHOLDERS’ EQUITY
CAPITAL STOCK 315,544 Class A Preference shares 5,076,407 Common Shares CONTRIBUTED SURPLUS RETAINED EARNINGS	141,826 2,688,939 2,830,765 59,411 13,391,272	(2,987) 146,779	138,839 2,688,939 2,827,778 59,411 13,538,051	7 8 8 8
	16,281,448	143,792	16,425,240
	17,491,884		17,635,676
Shares outstanding Preference Common	315,544 5,076,407		315,544 5,076,407
Adjusted net book value per common share			$3.21	8

ANALYSIS OF ASSETS AND LIABILITIES ADJUSTMENTS TO NET BOOK VALUE

The notes explain all the adjustments to the book value of the assets and liabilities of CMI.

1.	Cash and Cash Equivalents

Balances at July 31, 2009 at FMV
	U.S.	Rate US-Cdn	Canadian	Total
	$	$	$	$
Cash			25,128
Cash equivalents Deposit Deposit Commercial paper Commercial paper			650,000 13,968,000
14,643,128

Notes:

1.	No US dollar denominated investments;

2.	Short-term Investments.

Balances at July 31, 2009 at FMV
	Amount	Note
	$	#
Limited Partnership # 1	912,450
Limited Partnership # 2	1,008,217
Limited Partnership # 3	351,777	2
	2,272,444

Notes:

1.	Values supplied by CMI;

2.	Limited Partnership # 3 – this investment is held by 2041804 Ontario Inc., a wholly owned subsidiary of CMI;

3.	Accounts Receivable – Assume fully collectable;

4.	Prepaid Expenses – Assume these expenses can be fully utilized;

5.	Investments

CMI beneficially owns 292,117 common shares in Genterra. There are 19,339,188 shares of Genterra outstanding.

Genterra is a related company with the same controlling group of shareholders as CMI. It is an Ontario public company with significant interests in real estate properties located in Ontario, Canada, and investments in marketable securities.

Corporate Valuation Services (“CVS”) has provided a preliminary estimate that the fair market value of the Genterra shares is ninety four cents ($0.94) per share at Valuation Date. CMI has an unrealized loss of $19,009 on the book value of the Genterra shares.

The values are summarized:
Genterra Shares
Book Value	Fair Market Value	Unrealized Loss
$	$	$
293,599	274,590	(19,009)

6.	Tax Loss Carry Forward

CMI has the following the following tax loss-carry forwards:

$
Tax loss carry forward	1,127,101
Available for use as a standalone entity	846,000
PV of $47,000 per annum for 18 years at 4%	614,950
Value of tax loss on $614,950 at 33.5%	206,008

7.	Class A Preference Shares

CMI has issued and outstanding 315,544 $0.04 non-cumulative, non-voting, non-participating, $0.44 redeemable Class A Preference shares.

We have been informed that it is intended that these shares will be redeemed at $0.44 per share prior to the merger. CMI has the resources to redeem the preference shares and we have valued these preference shares at their redemption value of $0.44 per share (see Table # 3).

The redemption value has been calculated as follows:

Class A Preferred Shares
Shares Outstanding	Redemption Price per Share	Redemption Value	Book Value	Difference Gain/(Loss)
1	2	1 x 2
#	$	$	$	$
315,544	0.44	138,839	141,826	(2,987)

8.	Adjusted Net Book Value Per Common Share

The adjusted net book value per share has been calculated as follows:

	Column
Common share capital Contributed surplus Retained earnings		$ 2,688,939 59,411 13,538,051
Total common share capital	1	$16,286,401
Number of common shares outstanding	2	5,076,407
Adjusted net book value per share	1 ÷ 2	$3.21

RESTRICTIONS

Our calculation of FMV for all the issued and outstanding shares of CMI is prepared as at August 31, 2009 as required by our mandate based on current and prospective information publicly available and made available to us by CMI as at the date of this report. Events and changes in circumstances that occur after the date of our report and the passage of time may render the conclusions contained in this report inappropriate for any date other than the Valuation Date.

This report may be used in any offering document related to this particular transaction and submitted to appropriate regulatory authorities where required. However, this report is not intended for general circulation or publication, nor is it to be reproduced, referred to or used for any other purpose other than outlined herein, without our written consent in each specific instance. We do not assume any responsibility or liability for losses incurred by any parties as a result of the circulation, publication, reproduction or use of this report contrary to the provisions of this paragraph.

We reserve the right, but will be under no obligation, to review all calculations and conclusions included or referred to in this report and, if we consider necessary, to revise our calculations and conclusions in light of any information existing at the Valuation Date which becomes known to us after the date of this report.

Furthermore, the comprehensive FMV presented in this report and our conclusions is intended for the use by the Independent Committee of the Board of Directors, the Board, and Shareholders in assisting in evaluating the terms of the proposed merger between CMI and Genterra and is not to be interpreted as a recommendation to buy, sell, or engage in other transactions of CMI shares.

Toronto, Canada
September 9, 2009

HJF Financial Inc.
Per:
Harry Figov, BSc, MBA, CA, CPA, CFA, CA*CBV

Schedule # 1
Consolidated Mercantile Incorporated - Quarterly Financial Statements
Consolidated Quarterly Balance Sheets in Canadian Dollars
	March 31, 2009	June 30, 2009
ASSETS	$	$
CURRENT Cash & cash equivalents Short-term investments Accounts receivable Prepaid expenses Notes receivable	14,858,035 2,109,016 17,497 150,632 100,000	14,712,880 2,245,899 10,527 228,979
INVESTMENTS	17,235,180 295,382	17,198,285 293,599
	17,530,562	17,491,884
LIABILITIES
CURRENT Accounts payable & accrued liabilities Income taxes payable	151,029 849,065	120,593 1,809,843
DEFERRED GAIN	1,000,094 42,050	1,210,436
	1,042,144	1,210,436
SHAREHOLDERS’ EQUITY
CAPITAL STOCK CONTRIBUTED SURPLUS RETAINED EARNINGS	2,830,765 59,411 13,598,242	2,830,765 59,411 13,391,272
	16,488,418	16,281,448
	17,530,562	17,491,884

Schedule # 2
Consolidated Mercantile Incorporated - Quarterly Financial Statements
Consolidated Quarterly Statements of Retained Earnings
	Quarterly Three (3) Months Ended March 31, 2009	Quarterly Three (3) Months Ended June 30, 2009	Cumulative Six (6) Months June 30, 2009
	$	$	$
BALANCE AT BEGINNING OF PERIOD Net earnings (loss) for the period	13,627,690 (29,448)	13,598,242 (206,970)	13,627,690 (236,418)
BALANCE AT END OF PERIOD	13,598,242	13,391,272	13,391,272

Schedule # 3
Consolidated Mercantile Incorporated - Quarterly Financial Statements
Consolidated Quarterly Statements of Operations and Comprehensive Income/(Loss)
	Quarterly Three (3) Months Ended March 31, 2009	Quarterly Three (3) Months Ended June 30, 2009	Cumulative Six (6) Months June 30, 2009
	$	$	$
REVENUE Interest income Investment income (loss)	38,978 82,137	24,422 144,016	63,400 226,153
EXPENSES Administrative and general (Gain) loss on foreign exchange Impairment loss on note receivable	121,115 135,382 (1,364) 19,000	168,438 387,103 2,353 19,000	289,553 522,485 989 38,000
	153,018	408,456	561,474
EARNINGS (LOSS) FROM OPERATIONS BEFORE THE FOLLOWING Equity earnings (loss) of significantly influenced companies Deferred gain recognized on sale of former consolidated sub	(31,903) 2,955	(240,018) (1,783) 42,050	(271,921) 1,172 42,050
EARNINGS (LOSS) BEFORE INCOME TAXES Income taxes -current	(28,948) 500	(199,751) 7,219	(228,699) 7,719
NET EARNINGS (LOSS) FOR THE PERIOD	(29,448)	(206,970)	(236,418)
COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD	(29,448)	(206,970)	(236,418)
EARNINGS (LOSS) PER SHARE Basic and diluted Weighted average number of common shares Basic and diluted	(0.01) 5,076,407	(0.04) 5,076,407	(0.05) 5,076,407

Schedule # 4
Consolidated Mercantile Incorporated - Quarterly Financial Statements
Consolidated Statements of Quarterly Cash Flows
	Quarterly Three (3) Months Ended March 31, 2009	Quarterly Three (3) Months Ended June 30, 2009	Cumulative Six (6) Months June 30, 2009
	$	$	$
CASH PROVIDED BY (USED IN):

OPERATING ACTIVITIES
 Net earnings (loss) for the period
 Unrealized (gain) loss on marketable securities
 Unrealized gain (loss) on foreign exchange
 Equity (gain) loss of significantly influenced companies
 Accretion interest on discounted note receivable
 Impairment loss on note receivable
 Deferred gain recognized on sale of former consolidated sub
	(29,448) 100,507 (57) (2,995) (19,065) 19,000	(206,970) (74,418) 410 1,783 (18,935) 19,000 (42,050)	(236,418) 26,089 353 (1,172) (38,000) 38,000 (42,050)

Change in non-cash components of working capital
 Decrease (increase) in accounts receivable
 (Increase) decrease in prepaid expenses
 (Decrease) increase in accounts payable & accruals
 (Decrease) increase in income taxes payable
	67,982 3,300 (101,622) 29,848 9,500	(321,180) 6,970 (78,347) (30,436) 240,778	(253,198) 10,270 (179,969) (588) 250,278
	9,008	(182,215)	(173,207)
FINANCING ACTIVITIES Purchase of common shares for cancellation
INVESTING ACTIVITIES (Increase) decrease in short-term investments Decrease (increase) in notes receivable	670,571	(62,465) 99,935	608,106 99,935
	670,571	37,470	708,041
UNREALIZED FOREIGN EXCHANGE GAIN (LOSS) ON CASH BALANCES	57	(410)	(353)
CHANGE IN CASH POSITION Cash and cash equivalents, beginning of period	679,636 14,178,399	(145,155) 14,858,035	534,481 14,178,399
CASH AND CASH EQUIVALENTS AT END OF PERIOD	14,858,035	14,712,880	14,712,880

      Cash & cash equivalents consist of cash balances with banks & investments in money market instruments
      Cash & cash equivalents included in the cash flow statement are comprised of the following balance sheet amounts:
Cash balances with banks Money market instruments	56,925 14,801,110	49,071 14,663,809
	14,858,035	14,712,880

Schedule # 5
Consolidated Mercantile Incorporated - Quarterly Financial Statements
Consolidated Statements of Quarterly Cash Flows
	Quarterly Three (3) Months Ended March 31, 2009	Quarterly Three (3) Months Ended June 30, 2009	Cumulative Six (6) Months June 30, 2009
	$	$	$
SUPPLEMENTARY CASH FLOW INFORMATION: Income taxes paid, net of refund	2,500	22,324	24,824

Schedule # 6
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Balance Sheets at December 31 in Canadian Dollars
	2004	2005	2006	2007	2008	Note
ASSETS	$	$	$	$	$	#
Current Cash & cash equivalents Short-term investments Accounts receivable Income taxes recoverable Inventories Prepaid expenses Notes receivable Future income taxes Assets for sale	12,320,246 587,746 7,343,508 4,569,191 89,219 211,332	7,064,845 3,916,062 6,284,546 611,389 5,608,494 293,112 69,538	3,573,402 6,627,101 21,645 23,841 18,000 12,140,648	10,961,412 5,461,581 26,351 23,446 832,459	14,178,399 2,880,094 20,797 49,010 99,935	1
Investments Notes receivable Assets held for sale Future income taxes Property, plant and equipment Goodwill Deferred financing costs Patent, trademarks & licence	25,121,242 11,912,447 570,000 1,834,803 118,720	23,847,986 6,779,250 856,267 1,786,574	22,404,637 508,631 1,193,449 14,987	17,305,249 378,746 457,513	17,228,235 292,427
	39,557,212	33,270,077	24,121,704	18,141,508	17,520,662
LIABILITIES
Current Bank Indebtedness Accounts payable & accruals Income taxes payable Liabilities of business being sold Current portion of long-term debt Future income taxes	1,287,920 3,817,025 2,430,440	5,132,074 2,991,443 868,003 9,996	105,493 853,707 9,162,066	693,078 849,469	121,181 839,565
Deferred gain Liabilities of business being sold Non-controlling interest Non-controlling interest of former consolidated subsidiary Long-term debt Future income taxes	7,535,385 3,709,090 1,087,500 178,000	9,001,516 2,709,015 562,685 66,400	10,121,266 671,689 1,353,719	1,542,547 420,953	960,746 42,050
	12,509,975	12,439,616	12,146,674	1,963,500	1,002,796
SHAREHOLDERS’ EQUITY
Capital stock Issued and outstanding Class A Preference shares Common shares	141,826 2,621,151	141,826 2,698,527	141,826 2,691,481	141,826 2,691,481	141,826 2,688,939	2 3
Contributed surplus Retained earnings Accumulated other comprehensive loss Cumulative translation account	2,762,977 59,411 25,093,049 (868,200)	2,840,353 59,411 18,979,164 (1,048,467)	2,833,307 59,411 9,839,400 (757,088)	2,833,307 59,411 13,285,290	2,830,765 59,411 13,627,690
	27,047,237	20,830,461	11,975,030	16,178,008	16,517,866
	39,557,212	33,270,077	24,121,704	18,141,508	17,520,662

Notes:

1.	Short-term investments

	2004	2005	2006	2007	2008
	$	$	$	$	$
Book value	587,746	3,916,062	6,627,101	5,461,581	2,880,094
Market value	595,369	3,929,552	6,627,101	5,461,581	2,880,094

2.	Class A Preference shares

	2004	2005	2006	2007	2008
Outstanding shares	315,544	315,544	315,544	315,544	315,544
Dollar value	$141,826	$141,826	$141,826	$141,826	$141,826

There are unlimited authorized $0.04 non-cumulative, non voting, non participating, $0.44 redeemable Class A Preference shares

3.	Common shares outstanding

	2004	2005	2006	2007	2008
Outstanding shares	5,011,307	5,094,507	5,081,207	5,081,207	5,076,407
Dollar value	$2,621,151	$2,698,527	$2,691,481	$2,691,481	$2,688,93

Schedule # 7
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Statements of Retained Earnings for the Years Ended December 31, 2004 to 2008
	2004	2005	2006	2007	2008
	$	$	$	$	$
BALANCE AT BEGINNING OF YEAR, as previously stated Unrealized gain on short-term investments, Net of taxes	20,629,808	25,093,049	18,979,164	9,839,400 237,135	13,285,290
BALANCE AT BEGINNING OF YEAR, as restated Excess of cost of shares purchased for cancellation over stated value Net earnings (loss) for the year	20,629,808 (776,232) 5,239,473	25,093,049 (10,432) (6,103,453)	18,979,164 (10,628) (9,129,136)	10,076,535 3,208,755	13,285,290 (4,963) 347,363
BALANCE AT END OF YEAR	25,093,049	18,979,164	9,839,400	13,285,290	13,627,690

Schedule # 8
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Statements of Accumulated Other Comprehensive Loss
for the Years Ended December 31
	2006	2007	2008
	$	$	$
BALANCE AT BEGINNING OF YEAR, as previously stated Share of accumulated unrealized exchange loss of significantly influenced company	0 (1,048,467)	0 (757,088)	0 0
BALANCE AT BEGINNING OF YEAR, as restated Other comprehensive income (loss) for the year	(1,048,467) 291,379	(757,088) 757,088	0 0
BALANCE AT END OF YEAR	(757,088)	0	0

Schedule # 9
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Statements of Operations and Other Comprehensive Income
for the Years Ended December 31, 2006, 2007 and 2008
	2006	2007	2008
	$	$	$
REVENUE Interest income Investment income (loss)	225,617 (217,608)	194,304 359,629	361,211 (1,045,628)
EXPENSES (Schedule # 15)	8,009 505,759	553,933 1,426,177	(684,417) (1,062,193)

EARNINGS (LOSS) FROM OPERATIONS BEFORE THE FOLLOWING

 Equity loss of significantly influenced companies
 Gain on dilution of investment in former equity investee
 Gain on sale of investment in former consolidated subsidiary
 Gain on sale of investment in former equity investee
 Write-down of investment in significantly influenced company
 Write-down of investment in former equity investee
	(497,750) (783,926) (991,732)	(872,244) (723,175) 67,881 130,850 5,272,151 (140,000)	377,776 4,572 (31,000)
	(1,775,658)	4,607,707	(26,428)
EARNINGS (LOSS) BEFORE INCOME TAXES Income taxes (recovery)	(2,273,408) 700,263	3,735,463 (20,325)	351,348 3,985
EARNINGS (LOSS) FROM CONTINUING OPERATIONS Loss from discontinued operations, net of taxes Share of earnings (loss) from discontinued operations of significantly influenced company	(2,973,671) (1,343,646) (4,811,819)	3,755,788 (1,186,997) 639,964	347,363
	(6,155,465)	(547,033)
NET EARNINGS (LOSS) FOR THE YEAR Other comprehensive income (loss), net of taxes Share of unrealized exchange gain (loss) of significantly influenced company Reclassification of unrealized exchange gain of significantly influenced company to earnings	(9,129,136) 54,766 236,613	3,208,755 (321,100) 1,078,188	347,363
Other comprehensive income (loss)	291,379	757,088
COMPREHENSIVE INCOME (LOSS) FOR THE YEAR	(8,837,379)	3,965,843	347,363

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share from continuing operations
 Basic and diluted

Loss per share from discontinued operations
 Basic and diluted

Earnings (loss) per share
 Basic and diluted
	(0.59) (1.21) (1.80)	0.74 (0.11) 0.63	0.07 0.00 0.07

Schedule # 10
Consolidated Mercantile Incorporated - Annual Financial Statements
Schedule of Expenses for the Years Ended December 31
2004	2005	2006	2007	2008
$	$	$	$	$

EXPENSES

 Selling, administrative and general
 Impairment of goodwill
 Interest on long-term debt
 Loss (gain) on foreign exchange
 Loss on extinguishment of debt
 Amortization
 Impairment loss on note receivable, net
14,527,774 366,996 995,014 3,208,392	539,540 118,720 26,359 (154,477) 320,000	540,036 (34,277)	1,083,445 342,732	536,873 (1,657,741) 58,675
19,098,176	850,142	505,759	1,426,177	(1,062,193)

Schedule # 11
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Statements of Cash Flows for the Years Ended December 31
	2004	2005	2006	2007	2008
	$	$	$	$	$
CASH PROVIDED BY (USED IN): OPERATING ACTIVITIES Earnings (loss) from continuing operations Items not affecting cash Changes in non-cash components of working capital	5,694,657 (5,613,828) 1,800,777	(1,071,295) 1,109,100 (1,457,724)	(2,973,671) 2,551,569 19,722	3,755,788 (4,450,662) 579,038	347,363 308,631 (601,815)
Funds provided by discontinued operations Net cash flows of deconsolidated subsidiaries	1,881,606 (1,352,771) (1,648,310)	(1,419,919) 78,164	(402,380)	(115,836) 8,012	54,179
	(1,119,475)	(1,341,755)	(402,380)	(107,824)	54,179
FINANCING ACTIVITIES Issuance of common shares Purchase of common shares for cancellation Repayment of long-term debt Net increase (decrease) in bank indebtedness	253,130 (864,043) (674,623) (1,127,080)	79,625 (12,681) (550,000)	(17,674)		(7,505)
	(2,412,616)	(483,056)	(17,674)		(7,505)

INVESTING ACTIVITIES
 Decrease (increase) in note receivable to
 former consolidated subsidiary
 Increase in notes receivable
 Decrease (increase) in short-term
 investments
 Proceeds from disposal of investment in
 former consolidated subsidiary, net
 Proceeds from disposal of investment in
 former equity investee, net
 Cash disposed of on deconsolidation of
 subsidiary
 Increase in short-term investments
 Proceeds on disposal of investment, net
 Purchase and deposits on property, plant
 and equipment
 Purchase of shares of equity investees
 Other
 Proceeds from redemption of shares in
 significantly influenced company
	(1,170,886) (503,470) 18,023,441 (148,483) (1,772,134) (51,451)	(3,377,060)	(250,000) (2,802,839)	1,082,459 (1,289,972) 1,634,870 420,954 6,003,795	752,459 2,349,827 59,891
	14,377,017	(3,377,060)	(3,052,839)	7,852,106	3,216,177
UNREALIZED FOREIGN EXCHANGE GAIN (LOSS) ON CASH BALANCES		(83,386)	11,306	(356,272)	8,136
CHANGE IN CASH AND CASH EQUIVALENTS CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,844,926 1,475,320	(5,285,257) 12,320,246	(3,461,587) 7,034,989	7,388,010 3,573,402	3,216,987 10,961,412
CASH AND CASH EQUIVALENTS AT END OF YEAR	12,320,246	7,034,989	3,573,402	10,961,412	14,178,399

Schedule # 12
Consolidated Mercantile Incorporated - Annual Financial Statements
Consolidated Statements of Cash Flow for the Years Ended December 31
	2004	2005	2006	2007	2008
	$	$	$	$	$
SUPPLEMENTARY CASH FLOW INFORMATION FROM CONTINUING OPERATIONS: Interest paid Income taxes paid, net of refund	1,143,048 815,227	14,345 1,451,621	41,516	24,241	75,983
NON-CASH TRANSACTIONS Non-cash considerations received on sale of former consolidated subsidiary				457,513

Curriculum Vitae

Harry Figov BSc MBA CA CPA CA*CBV CFA
246 Cottingham Street
Toronto, Ontario, M4V 1C6
(B) (416) 928-2740
(C) (416) 457-4967
(F) (416) 928-9523
Email harryfigov@sympatico.ca

EDUCATION:

1998           Chartered Business Valuator (CBV) - Canada
1998           Certified Public Accountant (CPA), USA
1998      Certified Financial Planner (CFP)
1993           Chartered Financial Analyst (CFA)
1984 Chartered Accountant  – Canada
1981           M.B.A. - University of Cape Town, South Africa
Majors in Finance, Financial Modeling and Marketing.
1980      Chartered Accountant (SA) – South Africa
1975 Bachelor of Science - Mathematics, Numerical Analysis and
Computation

EXPERIENCE:
2006 to Present
Wilfrid Laurier University – Waterloo, Ontario - Teach the following topics to students enrolled in the MBA program and CFA Program:
• Investment Ethics and Professional Standards
• Review of Level I of the CFA program.

2004 to Present
Goodman Institute of Investment Management, John Molson School of Business, Concordia University, Montreal, Canada - Part-time lecturer,
Teach the following topics to students enrolled in the MBA program and CFA Program:
• Financial Statement Analysis and Derivative Investments
• Review of Level III of the CFA program.
• Portfolio Management for final (third) year MBA candidates

2001 to Present
Jointly operate a preparatory valuation course for candidates writing the Membership Entrance Exam (MEE) of the Canadian Institute of Chartered Business Valuators (CICBV) to obtain the Chartered Business Valuator (CBV) designation

1995 to Present	President - HJF Financial Inc.

HJF Financial Inc. -  Providing professional support in the areas of:
• Qualified as an expert witness in Business Valuation in the Superior Court of Justice of Ontario and Court of Queen’s Bench of Alberta;
• Business valuations – valuation of technology, manufacturing, distribution and service companies.
• Option valuation.
• Litigation and Regulatory support – past and future income loss, personal injury, and economic loss.
• Family law – divorce.
• Purchase price allocation (PPA), goodwill impairment, transfer pricing.
• Due diligence assignments – loss of profit business interruption insurance claims, surety financial statements, business acquisitions and divestitures, and option valuation.
• Education services – on site and offsite financial educational courses for line management and staff.
• Acquisition and divestiture consulting.

1994 to 1995	Associate - Corporate Valuation Services – Business Valuation Practice specializing in technology companies.

1992 to 1993	Vice-President Accounting - Canadian Reinsurance

1988 to 1992	Ontario Regional Controller - Wellington Insurance - A Property and Casualty insurance company with regional sales in excess of $300 million through eight business units.

1983 to 1988
Vice - President and CFO – Lansair Ltd. – Subsidiary of Associated Engineering, a publicly quoted U.K. manufacturer of automotive parts. In Canada operated as an importer and distributor of automotive parts with sixteen (16) branches. Responsible for all finance, human resources, corporate secretarial, and information system functions.

1976 to 1977	Junior lecturer – Department of Military Science, University of Stellenbosch, Stellenbosch, South Africa

PROFESSIONAL MEMBERSHIPS:

Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of Ontario
Illinois CPA Society
CFA Institute
Toronto CFA Society
Canadian Institute of Chartered Business Valuators
American Society of Appraisers – Candidate membership

EDUCATIONAL SERVICES

Providing educational services through preparatory courses for the following:

CFA - Chartered Financial Analyst (CFA) Levels I, II & III review courses courses

CBV - Preparatory courses for candidates writing the Membership Entrance
           Exam (MEE) to obtain the Chartered Business Valuator (CBV)
           designation granted by the Canadian Institute of Chartered Business
           Valuators (CICBV)

ADDITIONAL
Part-time lecturer, Goodman Institute of Investment Management, John Molson School of Business, Concordia University, Montreal, Canada. Concordia University is a CFA Partner with the CFA Institute.

Served as Instructor for the Advanced Business & Securities Valuation Course, administered by Atkinson College, York University for the Canadian Institute of Chartered Business Valuators (CICBV)

2004 to 2006	Montreal CFA Institute – Taught Levels I, II, and III of CFA Review Program for Institute:

1995 to 1999	Grader and marker for the Chartered Financial Analyst (CFA) Level III exam

1999 to 2000	Grader and marker for the Chartered Business Valuator (CBV) Membership Entrance Exam (MEE)

Author of FIGOV NOTES, preparatory notes for CFA Levels I, II, and III candidates. (www.figovnotes.com)

                                 Updated Valuation of Consolidated Mercantile Incorporated at August 31, 2009